NEWS RELEASE
TSX: SCY
March 2, 2018
NR 18-4
www.scandiummining.com

Scandium International Announces Closing on Private Placement Financing

Vancouver, B.C. – March 2, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has received C$1,031,250 pursuant to a private placement of 5,729,167  common shares, priced at C$0.18 per share. The source of the funds was 97% from insiders, with the remainder provided by one independent investor. No fees were paid on the transaction.

The proceeds from the financing will be used for general working capital, and specifically for the advancement of the Company's Nyngan Scandium Project in NSW, Australia.

All securities issued under the private placement will be subject to a Canadian hold period expiring four months after the closing date. The securities will also be subject to restrictions on resale under U.S. federal securities laws. Closing of the private placement is subject to stock exchange approval.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

The securities offered will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.